Exhibit 24(b)(8.4)
SELLING AND SERVICES AGREEMENT
AND
FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into as of this 27th day of June, 2008 by and among ING Life Insurance and Annuity Company ("ING Life"), ING Financial Advisers, LLC
("ING Financial") (collectively, "ING"), American Beacon Advisors, Inc. (“Advisor”), acting as investment manager for the registered open-end management investment companies, listed in
Exhibit III (each a "Fund" or collectively the "Funds"), and Foreside Fund Services, LLC, a
Delaware limited liability company (“Distributor”), acting as the principal underwriter of Fund shares.

WHEREAS, Advisor is a registered investment advisor under the Investment Advisers Act of 1940, as amended, and acts as investment manager for the Funds; and

WHEREAS, Distributor is a registered broker-dealer under the federal Securities and
Exchange Act of 1934, as amended, a member of the National Securities Clearing Corporation
(“NSCC”) and acts as principal underwriter for the Funds; and

WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections
401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended ("Code"), certain nonqualified deferred compensation arrangements, and custodial accounts under Section
403(b)(7) or 408 of the Code (collectively, "Plans"); and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such
Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the "Contracts"); and

WHEREAS, ING Life has established separate accounts: Variable Annuity Accounts B, C,
F, I and Separate Account D and may establish such other accounts as may be set forth in
Schedule A attached hereto (the "Separate Accounts") to serve as an investment vehicle for the
Contracts; and

WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts; and

WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the
Separate Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

(a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan ("Nominee") in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan ("Plan Representative") upon the direction of a Plan participant or beneficiary ("Participant"). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan
Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

(b) With respect to Plans that invest in the Funds indirectly through the Contracts, ING
Life represents that each of the Separate Accounts is a separate account under Connecticut
Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the
Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the
Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a
Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media.
Selection of a particular investment management company and changes therein from time to time are made by the Contract owner or Participant, as applicable under a particular Contract.

2.	Omnibus Account.

The parties agree that, with respect to each Fund, a single omnibus account held in the name of the Nominee shall be maintained by the Fund for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING Life shall be maintained by the Fund for those Plan assets directed for investment in the Fund through the
Contracts (collectively, the "Accounts.") ING Life as issuer of the Contracts or as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	Services to be Performed by ING.

ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a) making the funds available under the Contracts or other arrangements offered by
ING;

(b) assisting in processing Contract owner, Plan, Plan Representative, or Participant purchase and redemption requests;

(c) answering Contract owner, Plan, Plan Representative, or Participant inquiries regarding account status and history;

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(d)	assisting Contract owners, Plans, Plan Representatives, or Participants in designating and changing dividend options, account designations and addresses;

(e)	adopting and maintaining appropriate security measures for identifying Contract owners, Plans, Plan Representatives, or Participants;

(f)	providing periodic statements showing a Contract owner's, Plan's, Plan
Representative's, or Participant's account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the ING;

(g)	furnishing (either separately or on an integrated basis with other reports sent to a
Contract owner, Plan, Plan Representative, or Participant by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the Contract owners, Plans, Plan Representatives, or
Participants;

(h)	processing Contract owner, Plan, Plan Representative, or Participant purchase and redemption requests for Shares and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof,
(“Transfer Agent”) in the manner described in Section 6 hereof;

(i)	providing subaccounting services and maintaining accurate subaccounting records regarding Shares beneficially owned by Contract owners, Plans, Plan
Representatives, or Participants;

(j)	maintaining and updating Contract owner, Plan, Plan Representative, or
Participant records to reflect dividend payments;

(k)	transmitting proxy statements, annual and semi-annual reports, the Funds’ then current prospectuses (in each case, the “Prospectus”) and other communications from the Funds to Contract owners, Plans, Plan Representatives, or Participants as may be required by law and by agreement between ING and the Contract owners, Plans, Plan Representatives, or Participants; and

(l)	providing such other related services upon which the Advisor and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to Contract owners, Plans, Plan
Representatives, or Participants. ING shall exercise reasonable care in performing all such services.

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4.	Pricing Information, Orders, Settlement.

(a) Distributor will make shares available to be purchased by the Nominee or by ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the
Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with investment instructions received by ING from Contract owners, Plan Representatives or Participants, provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may upon reasonable notice to
ING, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

(b) Advisor agrees to furnish or cause to be furnished to ING Financial for each Fund: (i)
confirmed net asset value information as of the close of trading (normally 4:00 p.m., East Coast time) on the New York Stock Exchange ("Close of Trading") on each business day that the New
York Stock Exchange is open for business or any day on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission and the Fund’s
prospectus ("Business Day") in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Advisor shall provide or cause to be provided to ING Financial such information by 7:00 p.m., East Coast time. If Advisor is unable to provide ING such information by 7:00 p.m., East Coast time,
Advisor will communicate by phone and/or e-mail with ING, as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Advisor will continue to communicate by phone and/or e-mail with
ING until it has verified that the data is received by ING. So long as Advisor communicates and follows these procedures in good faith, the indemnification provisions in 4(i) regarding late reporting or timely data will not be triggered.

(c) ING Financial, as agent for the Funds solely for the purposes expressed herein shall receive from Contract owners, Plan Representatives or Participants for acceptance as of the
Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its Separate Accounts ("Instructions"). In addition, ING Financial shall (i) transmit to the Funds’ Transfer Agent such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the Contract owners, Plan
Representatives or Plan Participants, as appropriate ("Confirmation"). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the
Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”). Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given

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Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to the Funds’
Transfer Agent for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

(d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by the Funds’ Transfer Agent, as soon as possible, but in any event no later than 4:00
p.m., East Coast time on the same Business Day after the Trade Date.

(e) The Funds’ Transfer Agent will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING
Financial, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the next Business Day on which such purchase orders are made by ING in conformance with Section
4(c).

(f) In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e) above, the
Funds' Transfer Agent and ING may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in
which case such activities will be governed by the provisions set forth in Exhibit I to this
Agreement. In addition, ING and Advisor may also provide or cause to be provided pricing information in accordance with Exhibit I.

(g) Upon Advisor’s request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Advisor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Advisor, the Funds Transfer Agent or the
Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(h) ING Financial shall assume responsibility as herein described for any loss to Advisor, the Funds’ Transfer Agent, Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to the
Funds’ Transfer Agent, and ING Financial will immediately pay such loss to Advisor, the Funds’
Transfer Agent, Distributor or such Fund upon ING Financial’s receipt of written notification, with supporting data.

(i) Advisor shall indemnify and hold ING harmless, from the effective date of this
Agreement, against any amount ING is required to pay to Contract owners, Plans, Plan
Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset

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value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to Advisor. In addition, Advisor shall be liable to ING for systems and out of pocket costs incurred by ING in making a Contract owner’s, a Plan’s or a
Participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner’s or a
Plan’s or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

(j) Advisor and ING shall each notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Advisor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

5.	Servicing Fees.

The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Life or the Nominee and shall not be the responsibility of Distributor or Advisor. The Nominee, or ING Life on behalf of its Separate
Accounts, will be recognized as the sole shareholder of Fund shares purchased under this
Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement,
Advisor agrees to pay to ING Life a servicing fee as set forth in Exhibit III – Funds and Fees, attached hereto. Advisor will make such payments to ING Life within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life. If required by a Plan or by applicable law, ING Life may allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Advisor to offset other fees payable by the Plan to ING Life.
ING Life acknowledges that Advisor is not a party to such allocation and ING Life represents to
Advisor that any allocation it undertakes will be done in accordance with applicable laws.”

6.	12b-1 Fees.

To compensate ING Financial for its distribution of Fund Shares, Advisor shall make quarterly payments to ING Financial as set forth in Exhibit III - Funds and Fees, attached hereto.
Advisor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING
Financial may allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1

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fees, or to use 12b-1 fees it collects from Advisor to offset other fees payable by the Plan to ING
Financial. ING Financial acknowledges that Advisor is not a party to such allocation and ING
Financial represents to Advisor that any allocation it undertakes will be done in accordance with applicable law.”

7.	Expenses.

ING may provide information to the Funds designated mailing agent for distribution of certain Fund related materials to Contract owners, Plans, Plan Representatives or Participant.
Alternatively, if ING acts as mailing agent for distribution of such materials, Advisor shall make available for reimbursement certain out-of-pocket expenses ING Life incurs in connection with providing shareholder services to Contract owners or the Plans. These expenses include printing costs and actual postage paid by ING Life in connection with mailing updated prospectuses, supplements, information statements, financial reports, and proxies to Contract owners, Plans,
Plan Representatives or Participants for which ING Life provides shareholder services hereunder, so long as such costs and expenses do not exceed the amounts that Advisor would have expended by sending all such materials through its shareholder mailing agent. Advisor will reimburse ING's costs and expenses for the aforementioned mailings up to the amount it would have expended. If ING's mailings are consolidated such that they include information not related to the Funds, Advisor will only reimburse the proportional postage. Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Advisor shall, however, provide ING, or at ING’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

8.	Termination.

This Agreement shall terminate as to the maintenance of the Account:

(a) At the option of either ING Life, ING Financial or Advisor upon one-hundred and twenty (120) days’ advance written notice to the other parties;

(b) At the option of ING Life or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

(c) At the option of either ING Financial, Advisor or Distributor, upon institution of formal disciplinary or investigative proceedings against ING Financial, Advisor, Distributor or the Funds by the Financial Industry Regulatory Authority (“FINRA”), SEC, or any other securities regulatory body;

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(d) At the option of Advisor or Distributor, if Advisor or Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

(e) At the option of ING, upon termination of the management agreement between the
Fund and Advisor; written notice of such termination shall be promptly furnished to ING;

(f) Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Life will give 60 days’ written notice to the Fund, Advisor and Distributor of any decision to replace the Fund’s shares;

(g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial and ING Life may assign, without consent of Advisor or Distributor, their respective duties and responsibilities under this Agreement to any of their affiliates (which shall mean any person or entity that controls, is controlled by, or is under common control with ING Financial and ING Life, respectively), and provided, further, that ING Financial or ING Life may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of
Advisor or Distributor, or

(h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

9.	Continuation of Agreement.

Termination as the result of any cause listed in Section 8 hereof shall not affect the
Funds’ respective obligations to continue to maintain the Account as an investment option for
Contracts then in force for which its shares serve or may serve as the underlying medium, or for
Plans electing to invest in the Funds prior to the termination of this Agreement. For avoidance of doubt, servicing fee will continue to be payable under the terms in section 5 (Servicing Fees)
after the termination, for as long as fund assets are held through the Contracts or through ING
Life’s arrangement with Plans.

10.	Advertising and Related Materials.

(a) Advertising and sales literature with respect to the Funds prepared by ING Financial or the Nominee or its agents for use in marketing shares of the Funds to Contract owners or Plans
(except any material that simply lists the Funds’ names) shall be submitted to Advisor for review and such material shall not be used with the general public or any Contract owner, Plan, Plan
Representative, or Participant without prior approval from Advisor or Distributor. Advisor shall use its reasonable best efforts to advise the submitting party in writing within five (5) calendar days of receipt of such materials of its approval or disapproval of such materials; provided,

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however, that Advisor’s failure to do so shall not mean that Advisor has approved such material.
ING Financial shall approve and file such material with FINRA, as required.

(b) Advisor will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Advisor will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on ING's websites at Advisor’s discretion.

(c) Advisor will provide via Excel spreadsheet in an electronic transmission to ING at least quarterly the ten largest portfolio holdings necessary to update Fund profiles within fifteen calendar days following the end of each quarter.

11.	Proxy Voting.

ING or the Nominee will distribute to Contract owners, Plan Representatives or
Participants all proxy materials furnished by Advisor or its designees for the Funds. ING and the
Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

12.	Indemnification.

(a) ING agrees to indemnify and hold harmless the Funds, Advisor, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Funds, Advisor, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of services by ING, the Nominee, their affiliates, or subcontracted dealers under this Agreement, or (ii) result from its breach of a material provision of this Agreement.
ING will reimburse any legal or other expenses reasonably incurred by the Funds, Advisor or
Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of the Funds, Advisor or Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this
Agreement.

(b) Distributor agrees to indemnify and hold harmless each of ING Financial and ING
Life, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial and ING Life and the Nominee within the meaning of the 1933
Act against any losses, claims, damages or liabilities to which ING Financial or ING Life, the
Nominee, or any such director, officer, employee, agent or controlling person may become

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subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from its breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING Financial or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or
ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.
(c) Advisor agrees to indemnify and hold harmless each of ING Financial and ING Life, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial and ING Life and the Nominee within the meaning of the1933 Act against any losses, claims, damages or liabilities to which ING Financial or ING Life, the
Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i)
arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus, or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from its breach of a material provision of this
Agreement. Advisor will reimburse any legal or other expenses reasonably incurred by ING
Financial or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(d) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.
No party to this Agreement shall be liable to any other party for consequential, special or indirect damages under any provision of this Agreement.
This section shall survive after termination of this agreement.

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13.	Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to its terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(ii) that to the extent ING Life enters into subcontracts with dealers for the solicitation of sales of shares of the Funds, ING Life has determined that they are qualified and capable of performing these services and has taken and will continue to take such measures as it deems necessary to ensure that these dealers perform such services in accordance with this
Agreement. The appointment of such dealers does not relieve ING Life of its duties under the
Agreement.

(b) Representations of ING Financial. ING Financial represents and warrants:

(i) that it (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that it (1) is a limited liability company duly organized under the laws of the
State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or
Participants;

(iv) that it will not, without the written consent of Advisor, make representations concerning shares of the Funds except those contained in the then- current prospectus and in the current printed sales literature approved by either the Fund or Advisor; and

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(v) that to the extent ING Financial enters into subcontracts with dealers for the solicitation of sales of shares of the Funds, ING Financial has determined that they are qualified and capable of performing these services and has taken and will continue to take such measures as it deems necessary to ensure that these dealers perform such services in accordance with this
Agreement. The appointment of such dealers does not relieve ING Financial of its duties under the Agreement.

(c) Representations of Distributor. Distributor represents and warrants:

(i) that Distributor (1) is a member in good standing of FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(ii) that the Distributor (1) is a limited liability company duly organized under the laws of the State of Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all items during the term of this Agreement, and (5)
has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

(d) Representations of Advisor. Advisor represents and warrants on its behalf and on behalf of the Funds:

(i) that the Funds (1) are duly organized as a business trust in the state of
Massachusetts, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Advisor will notify ING Financial and ING Life immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv) Advisor (1) is a registered investment advisor under the Investment Advisers
Act of 1940, as amended, and (2) will continue to be so registered during the term of this
Agreement; and

12

(v) that Advisor (1) is a corporation duly organized under the laws of the State of Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

14.	Governing Law and Arbitration.

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to the principles of conflicts of laws and the provisions shall be continuous. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York, in accordance with the then existing procedures of the American Arbitration Association, provided, however, that in the event an aggrieved party reasonably believes that there is a possibility it will suffer immediate and irreparable harm, such party may seek emergency and/or injunctive relief in a court of competent jurisdiction. However, nothing in this paragraph should be construed to constitute a waiver of the parties' rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

15.	Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by applicable federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other's anti-money laundering (AML)
program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

(c) Restrictions on "Excessive Trading." ING has adopted its own excessive trading policy, a copy of which is attached as Exhibit II (“Market Timing Policy”). ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING monitors individual Participant and Contract owner trading in accordance with its Market Timing Policy. ING will use its best efforts, and shall reasonably cooperate with the Advisor and the Funds, to enforce both its Market Timing Policy and stated policies in a
Fund’s currently effective Prospectus or Statement of Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading. The
Funds, Advisor and the Funds’ Transfer Agent shall each have access to (i) Participant account numbers, (ii) an investment professional identifier, and (iii) tax identification numbers on transactions and the amounts and dates of those transactions transmitted by ING to advisor or the

13

Funds Transfer Agent. ING will execute any instructions from the Advisor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual participant or
Contract owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. Moreover, ING agrees that it will use its best efforts to determine whether a Participant is itself a financial intermediary as that term is defined in Rule 22c-2 of the 1940 Act, as amended (a “Financial Intermediary”). In addition, ING will use its best efforts to furnish Advisor and the Funds with the above information about other shareholders who hold an account with such Financial Intermediary.
ING, Advisor and the Funds shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.

(d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Financial/ING:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
151 Farmington Avenue, TS41
Hartford, CT 06156
Attention: Michael Eldredge (860) 723-3403
Worksite Investment Products

To Advisor:

American Beacon Advisors, Inc.
4151 Amon Carter Blvd., MD 2450
Fort Worth, TX 76155
Attn: President

To Distributor:
Foreside Fund Services, LLC
Two Portland Square
Portland, ME 04101
Attn: Chief Compliance Officer

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

14

(f) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this
Agreement by signing any such counterpart.

(g) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(h) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understanding relating to such subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By /s/ David A. Kelsey
Name David A. Kelsey
Title VP

ING FINANCIAL ADVISERS, LLC

By /s/ David A. Kelsey
Name David A. Kelsey
Title COO/VP

AMERICAN BEACON ADVISORS, INC.

By /s/ Brian E. Brett
Name Brian E. Brett
Title VP Sales

FORESIDE FUND SERVICES, LLC

By /s/ Nanette K. Chern
Name Nanette K. Chern
Title Chief Compliance Officer
Foreside Fund Services, LLC

15

Schedule A
For any additional separate accounts

16

EXHIBIT I
To
SELLING AND SERVICES AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s
Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification
System

1. As provided in Section 4(f) of the Selling and Services Agreement and Fund Participation
Agreement, Advisor, the Funds Transfer Agent or the Funds hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through NSCC and its subsidiary systems as follows:

(a) Advisor, the Funds Transfer Agent or the Funds will furnish to ING Financial or its affiliate through NSCC’s Mutual Fund Profile System ("MFPS") as well as via fax directly to ING at
860-723-9601 (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. Advisor shall provide or cause to be provided to ING
Financial such information by 7:00 p.m., East Coast time on each business day that the New
York Stock Exchange is open for business or any day on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission and the Fund’s
prospectus ("Business Day"). If Advisor is unable to provide ING such information by 7:00
p.m., East Coast time, Advisor will communicate by phone and/or e-mail with ING, as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Advisor will continue to communicate by phone and/or e-mail with ING until it has verified that the data is received by ING. So long as Advisor communicates and follows these procedures in good faith, the indemnification provisions in 4(i) regarding late reporting or timely data will not be triggered. Changes in pricing information will be communicated to both NSCC and ING
Financial or its affiliate.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus
("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING
Financial or its affiliate will calculate the net purchase or redemption order for each Fund.
Orders for net purchases or net redemptions derived from Instructions received by ING
Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and
Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next
Business Day. Subject to ING Financial’s or its affiliate’s compliance with the foregoing,
ING Financial or its affiliate will be considered the agent of the Advisor, the Funds’ Transfer
Agent and the Funds, and the Business Day on which Instructions are received by ING
Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such

17

Instructions. Instructions received in proper form by ING Financial or its affiliate after the
Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC
Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business
Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m.
Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Advisor or the Funds’ Transfer Agent does not send a confirmation of ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day ING Financial or its affiliate or the Funds’ Transfer Agent is unable to meet the
NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to the
Funds’ Transfer Agent or to ING Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.	ING Financial or its affiliate, the Funds’ Transfer Agent, clearing agents (if applicable), and agents of the Fund are each required to have entered into membership agreements with
NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and
Fund/SERV system and the Networking Matrix Level utilized.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

18

                                                            EXHIBIT II

ING "Excessive Trading" Policy

The ING family of insurance companies ("ING"), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended. ING's current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1. ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:

a. More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a "round-trip"). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING's definition of Excessive Trading; or

b. Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:

a. Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);

b. Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;

c. Purchases and sales of fund shares in the amount of $5,000 or less;

d. Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and

e. Transactions initiated by a member of the ING family of insurance companies.

2. If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time ("Electronic Trading Privileges"). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual's trading activity may also be sent to the fund whose shares were involved in the trading activity.

ING

19

ING "EXCESSIVE TRADING" POLICY

3. If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual's Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic "inquiry only" privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual's trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4. Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5. ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity falls within the definition of Excessive Trading set forth above. Also, ING's failure to send or an individual's failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual's Electronic Trading Privileges or taking any other action provided for in this Policy.

6. Each fund available through ING's variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.

www.ing.com/us www.ingretirementplans.com

Insurance products, annuities and retirement plan funding that are issued by (third party administrative services may also be provided by) ING Life Insurance and Annuity Company and ReliaStar Life Insurance Company are distributed by ING Financial Advisers, LLC (member SIPC), One Orange Way, Windsor, CT 06095-4774. These companies are wholly owned, indirect subsidiaries of ING Groep N.V. Securities may also be distributed through other broker-dealers with which ING has selling agreements. Insurance obligations are the responsibility of each individual company. Products and services may not be available in all states.

© 2007 North America Insurance Company C07-0613-002 (6/07)

PDF.M.S.MS.1796 (8/07)

Retirement Insurance Investments

ING Your future. Made easier.℠

20

EXHIBIT III
FUNDS & FEES

Name of Fund	CUSIP	Fund Symbol

American Beacon Funds-Institutional Class
Balanced Fund	02368A109	AADBX
Large Cap Value Fund	02368A208	AADEX
Large Cap Growth Fund	02368A554	ALCGX
Mid-Cap Value Fund	02368A315	AACIX
*Small Cap Value Fund	02368A638	AVFIX
Small Cap Value Opportunity Fund	02368A349	ASOIX
International Equity Fund	02368A406	AAIEX
Emerging Markets Fund	02368A547	AEMFX
S&P 500 Index Fund	02368A711	AASPX
Small Cap Index Fund	02368A539	ASCIX
International Equity Index Fund	02368A521	AIIIX
High Yield Bond Fund	02368A489	AYBFX
Intermediate Bond Fund	02368A570	AABDX
Short-Term Bond Fund	02368A562	AASBX
Treasury Inflation Protected Securities Fund	02368A372	ATPIX

American Beacon Funds-PlanAhead Class
Balanced Fund	02368A828	AABPX
Emerging Markets Fund	02368A448	AAEPX
Enhanced Income Fund	02368A398	AANPX
High Yield Bond Fund	02368A455	AHYPX
International Equity Fund	02368A794	AAIPX
Large Cap Value Fund	02368A810	AAGPX
Mid-Cap Value Fund	02368A299	AMPAX
Money Market Fund	02368A778	APAXX
S&P 500 Index Fund	02368A679	AAFPX
Short-Term Bond Fund	02368A786	AALPX
*Small Cap Value Fund	02368A620	AVPAX
Small Cap Value Opportunity Fund	02368A331	ASOPX
U.S. Government Money Market Fund	02368A760	AUPXX

American Beacon Funds-Service Class
Balanced Fund	02368A364	ABLSX
International Equity Fund	02368A422	AAISX
Large Cap Value Fund	02368A356	AVASX
Mid-Cap Value Fund	02368A273	AMCSX
*Small Cap Value Fund	02368A430	AASSX

*Closed to new investors.

21

The Advisor shall pay ING a fee with respect to each Fund, calculated by the Advisor and paid quarterly, equal to the applicable amount set forth below per annum of the average daily net asset value of the Shares of such Fund that are held on behalf of the Contract owners in an
Account for which ING is providing Services under this Agreement. No fee shall be paid with respect to Shares first placed or purchased after termination of this Agreement with respect to such Fund.

Funds	Service Fee	12b-1 Fee	Total Fee
American Beacon Funds-Institutional Class	%	%	%
American Beacon Funds-PlanAhead Class	%	%	%
American Beacon Funds - Service Class	%	%	%

22